Exhibit 99.1

350-4243 Glanford Ave. Victoria, BC V8Z 4B9 Tel: 250-744-2811 Fax: 250-744-3331

STRESSGEN RECEIVES ROCHE MILESTONES
TOTALING US$4.5 MILLION

FOR IMMEDIATE RELEASE	April 30, 2003

San Diego, California USA - Stressgen Biotechnologies Corporation (TSX: SSB) and its wholly-owned subsidiary, Stressgen Development Corporation, announced the receipt of two milestones from Roche: an equity investment of approximately US$3,000,000 and a development milestone payment of approximately US$1,500,000.  In June 2002, Stressgen entered into a collaboration agreement for the co-development and global commercialization of Stressgen’s innovative proprietary CoValTM fusion product candidate, HspE7, with Roche.

“We’re very pleased with the progress of our Roche alliance and the HspE7 clinical program,” commented Daniel L. Korpolinski, President and Chief Executive Officer of the Company.  “These payments reflect the support being provided by Roche to Stressgen and its commitment to the potential of the product.”

“Our collaboration with Stressgen is a good example of creating win-win situations for both sides,” commented Dr. Ann Goldstein, Vice President and Global Head of Alliance Management at Roche Pharma.  “We are pleased with the progress made and look forward to working closely with Stressgen on the further development of HspE7.”

 “Our strong cash position, coupled with substantial funding from our partner Roche, should allow us to continue to develop our lead product HspE7 to commercialization, while we seek to advance other CoValTM fusion therapeutic programs forward during the next two years,” said Donald D. Tartre, Stressgen’s Vice President and Chief Financial Officer.

Stressgen’s lead product, HspE7, is in late stage clinical development for a broad range of diseases associated with human papillomavirus (HPV).  Stressgen’s HPV programs include genital warts, recurrent respiratory papillomatosis (RRP), essentially warts of the upper airways, and cervical and anal dysplasia, precursors to cervical and anal cancer.  The U.S. Food and Drug Administration has granted HspE7 orphan drug status for the treatment of RRP.

Under the terms of the collaboration agreement, Roche could pay Stressgen up to an aggregate of US$200,000,000 comprised of upfront license fees, development and commercial milestones, and equity investments.  In addition, Stressgen will receive tiered, progressive sales-based payments, similar to royalties, at varying rates upon commercialization of HspE7.

About Human Papillomavirus:

HPV is one of the most common causes of sexually transmitted diseases in the world.  Fifty to 75 percent of sexually active men and women acquire genital HPV infection at some point in their lives.  There are 5.5 million new cases of genital HPV infection diagnosed per year in the U.S. alone, including over one million cases of genital warts.  In addition to genital warts and RRP, HPV infection can cause a variety of precancerous conditions, including anal and cervical dysplasia, cervical cancer, anal cancer and a number of head and neck cancers.

About Stressgen Biotechnologies Corporation:

Stressgen, a biopharmaceutical company, focuses on the discovery, development and commercialization of innovative CoValTM fusion immunotherapeutics.  The Company is developing a broad range of products for the treatment of infectious diseases and cancer.  In addition to developing HspE7 for diseases caused by HPV, the Company has a program to evaluate its CoValTM fusions in the treatment of hepatitis B, hepatitis C and herpes simplex.  Stressgen also has an internationally recognized supply business selling research products, used by scientists worldwide for the study of cellular stress, apoptosis, oxidative stress and neurobiology.

The Company is publicly traded on the TSX Toronto Stock Exchange under the symbol SSB.

About CoVal™ Fusion Proteins:

Stressgen capitalizes upon the immunostimulatory powers of heat shock proteins utilizing recombinant technology to fuse, or covalently link, a heat shock protein with a protein antigen to create a hybrid protein that could trigger immune responses to the antigen.  HspE7 is a fusion of a heat shock protein and the E7 protein from HPV type 16.   For more information about our CoValTM fusion proteins, or Stressgen, please visit us at our website located at www.stressgen.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements about expected funding from Roche and product development plans.  Factors that could cause future results to differ materially from our current expectations include, but are not limited to: reliance on collaborators; uncertainties as to the timing and results of clinical trials; results of challenges to our patents; and other factors discussed in our periodic reports filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  We provide this information as of April 30, 2003, and expressly disclaim any duty to update the information contained in this press release.

Stressgen Contacts:

Donald D. Tartre	Jennifer Matterson

Vice President and Chief Financial Officer

Communications Coordinator

10241 Wateridge Circle, Ste. C200	350-4243 Glanford Avenue
San Diego, CA USA 92121	Victoria, BC CANADA V8Z 4B9
Tel: 858/202-4900	Tel: 250/744-2811
Dir: 858/202-4920	Fax: 250/744-3331
Fax: 858/450-6849	jmatterson@stressgen.com
dtartre@stressgen.com